Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
bluebird bio, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	3,494,617 (2)	$5.84 (3)	$20,408,563.28	$92.70 per $1,000,000	$1,891.87
Total Offering Amounts					$20,408,563.28		$1,891.87
Total Fee Offsets (4)							$0
Net Fee Due							$1,891.87

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)Consists of an additional 2,844,617 shares of common stock issuable under the 2013 Stock Option and Incentive Plan (the “2013 Plan”) pursuant to the terms of the 2013 Plan and an additional 650,000 shares of common stock issuable under the 2021 Inducement Plan, as amended (the “Inducement Plan”) pursuant to the terms of the Inducement Plan.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of bluebird bio, Inc.’s (the “Registrant”) common stock as reported on The Nasdaq Global Select Market on March 1, 2022.

(4)The Registrant does not have any fee offsets.